                                                                     EXHIBIT 4.1

           THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. IN ADDITION, THIS NOTE IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 6 OF THE MODIFICATION AGREEMENT, DATED AS OF MAY 17, 2002 BETWEEN ST. JOHN KNITS INTERNATIONAL, INCORPORATED (THE "COMPANY") AND MADELEINE, L.L.C., COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF THIS NOTE WILL BE REGISTERED OR OTHERWISE BE EFFECTIVE UNLESS THE BOARD OF DIRECTORS OF THE COMPANY IS SATISFIED THAT THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

           THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS NOTE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. EACH PURCHASER OF THE NOTE EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER ("RULE 144A") OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT. THE HOLDER OF THE NOTE EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH NOTE MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY
(1)(a) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) ABOVE.

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED
                Form of 15 1/4% Senior Subordinated Note due 2009

                                                                     $38,760,748

           ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation (the "Company", which term includes any successor corporation), for value received promises to pay to Madeleine, L.L.C. (the "Holder") or registered assigns, the principal sum of 38,760,748 Dollars, on July 2, 2009.

           Interest Payment Dates: January 1 and July 1, commencing on January 1, 2003.

           Interest Record Dates: December 15 and June 15.

           Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

           IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

                                          ST. JOHN KNITS INTERNATIONAL,
                                               INCORPORATED


                                          By:
                                                 -------------------------------
                                                 Name: Roger G. Ruppert
                                                 Title: Sr. V.P. Finance/CFO



Dated: July 2, 2002

                                (REVERSE OF NOTE)

                   ST. JOHN KNITS INTERNATIONAL, INCORPORATED


                    15 1/4% Senior Subordinated Note due 2009

1.     Certain Definitions.

           (a) "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Acquisition from such Person or (b) existing at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or any Restricted Subsidiary.

           (b) "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

           (c) "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Restricted Subsidiary to any other Person, or any acquisition or purchase of Equity Interests of any other Person by the Company or any Restricted Subsidiary, in either case pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated with or merged into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business.

           (d) "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to this definition. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

           (e) "Affiliate Transaction" has the meaning provided in Section 6.

           (f) "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary (other than directors' qualifying shares, to the extent mandated by applicable law); (ii) any assets of the Company or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any

Restricted Subsidiary; or (iii) any other property or asset of the Company or any Restricted Subsidiary outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) the creation of any Lien not prohibited by
Section 14; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary, as the case may be; (c) any transaction consummated in compliance with Section 9; (d) any transfers of properties and assets between Restricted Subsidiaries or the Company and a Restricted Subsidiary; (e) the sale of Cash Equivalents in the ordinary course of business; (f) a disposition of inventory in the ordinary course of business;
(g) transactions permitted under Section 17; (h) the sale or other disposition of assets owned by Amen Wardy Home Stores, LLC; and (i) the sale of accounts receivable, or participation therein, in connection with any Qualified Receivables Transactions. In addition, solely for purposes of Section 8, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $2.5 million in any fiscal year shall be deemed not to be an Asset Sale.

           (g) "Attributable Indebtedness" in respect of a sale/leaseback transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale/leaseback transaction (including any period for which such lease has been extended).

           (h) "Applicable Day Count Fraction" means, with respect to any Interest Period or portion thereof, the number of days in such Interest Period or portion divided by 360.

           (i) "Bankruptcy Law" has the meaning provided in Section 21(a).

           (j) "Board of Directors" means the board of directors of the Company or any authorized committee of such board of directors.

           (k) "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

           (l) "Business Day" means a day other than a Saturday, Sunday, federal or New York state holiday or other day on which commercial banks in New York City are authorized or required by law to close.

           (m) "Capital Lease Obligation" means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be properly capitalized on the balance sheet in accordance with GAAP.

           (n) "Cash Equivalents" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, and in each case maturing within six months after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(a) through (e) of this definition.

           (o) "Change of Control" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of greater than 35% of the total voting power of the then outstanding Voting Equity Interests of the Company and such Person beneficially owns a greater percentage of the total voting power of the then outstanding Voting Equity Interests of the Company than the Permitted Holders; (ii) the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or any Wholly Owned Restricted Subsidiary), (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

           (p) "Change of Control Date" has the meaning provided in Section 10.

           (q) "Company" has the meaning provided in Section 2.

           (r) "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the four quarter period of the most recent four consecutive fiscal quarters for which financial statements are available ending prior to the date of such determination (the "Four Quarter Period") to (ii) Consolidated Fixed Charges for such Four Quarter Period; provided, however, that (1) if the Company or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such Four Quarter Period, (2) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for such Four Quarter Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such Four Quarter Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such Four Quarter Period and Consolidated Fixed Charges for such Four Quarter Period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such Four Quarter Period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Fixed Charges for such Four Quarter Period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit or a line of a business or which constitutes Replacement Assets, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect to (x) such Investment or acquisition of assets (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such Four Quarter Period and (y) net expense and cost reductions attributable to the assets acquired calculated on a basis consistent with the standards set forth in Regulation S-X under the Securities Act as in effect on the Issue Date and (4) if since the beginning of such Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period) shall have made any Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, Consolidated EBITDA and Consolidated Fixed Charges for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition of assets occurred on, with respect to any Investment or acquisition, the first day of such Four Quarter Period and, with respect to any Asset Sale, the day prior to the first day of such Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any agreement under which Interest Rate Protection Obligations are outstanding applicable to such Indebtedness if such agreement under which such Hedging Obligations are outstanding has a remaining term as at the date of determination in excess of 12 months); provided, however, that the Consolidated Fixed Charges of the Company attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period.

           (s) "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense for such period; (ii) Consolidated Interest Expense for such period;
(iii) Consolidated Non-cash Charges for such period; (iv) step-ups in inventory valuation as a result of purchase accounting in connection with the acquisition of assets or Equity Interests; and (v) costs not reimbursable by the Company's or any Subsidiary's insurance incurred in connection with any litigation and other legal proceedings to which the Company or such Subsidiary is currently a party (other than in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC); (vi) cash charges not to exceed $1.0 million in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs; and
(vii) expenses related to the Transactions; less (A) all non-cash items increasing Consolidated Net Income for such period and (B) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.

           (t) "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense and (ii) the product of (x) the amount of all dividend payments on any series of Preferred Equity Interest of the Company and its Restricted Subsidiaries (other than dividends paid solely in Qualified Equity Interests and other than unpaid dividends on the Preferred Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state and local tax rate of such Person, expressed as a decimal.

           (u) "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for Federal, state, local and foreign income taxes payable by the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

           (v) "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Hedging Obligations,
(c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) all capitalized interest and all accrued interest and (f) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not guaranteed or paid by the Company or any Restricted

Subsidiary and (ii) interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, as determined for the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

           (w) "Consolidated Net Income" means, for any period, the consolidated net income (loss) of the Company and the Restricted Subsidiaries determined in accordance with GAAP and before any reduction in respect of dividends paid solely in Qualified Equity Interests and before any reduction in respect of unpaid dividends on the Preferred Stock; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except (A) to the extent of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, (B) with respect to foreign joint ventures, to the extent that cash is available for distribution (without restriction and not committed for other purposes) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, but is not distributed due to adverse tax or other business reasons, such cash shall be included and (C) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company to the extent of such restrictions; (iv) any gain or loss, together with any related provision for taxes on such gain or loss, realized upon the sale or other disposition of any asset of the Company or the Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) outside of the ordinary course of business; (v) any extraordinary gain or loss, together with any related provision for taxes or such extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any restoration to income of any contingency reserve of an extraordinary, non-recurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; (viii) gains and losses resulting from foreign currency transaction adjustments; (ix) gains and losses on assets that are marked to market; (x) any costs and expenses related to the Transactions incurred on or immediately after the Issue Date, including the settlement of all outstanding options and (xi) non-cash expenses resulting from the grant of Equity Interests and other compensation to management personnel of the Company and its Subsidiaries pursuant to a written plan or agreement or the treatment of options under variable plan accounting.

           (x) "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Equity Interests of such Person.

           (y) "Consolidated Non-cash Charges" means, with respect to any Person, for any period the sum of (i) depreciation, (ii) amortization and (iii) all non-cash extraordinary charges and other non-cash expenses of such Person and its Restricted Subsidiaries reducing

Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding, for purposes of clause (iii) only, such charges which require an accrual of or a reserve for cash charges for any future period) including, without limitation, non-cash charges in connection with the settlement of the litigation concerning Amen Wardy Home Stores, LLC, the acquisition of the remaining 49% interest in Amen Wardy Home Stores, LLC and the closure of certain Amen Wardy stores and related costs.

           (z) "Credit Facility" means the Credit Agreement, dated as of July 7, 1999, among the Company, the lenders named therein, and The Chase Manhattan Bank, as Administrative Agent, and any and all guarantee agreements, security agreements and other agreements and instruments relating thereto, in each case as the same may be amended, modified, supplemented or replaced from time to time, and including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing therefor (including any restatements thereof and any increases in the amount of the commitments or Indebtedness thereunder), whether by or with the same or any other lender, creditor, group of lenders or group of creditors, and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

           (aa) "Custodian" has the meaning provided in Section 21(a).

           (bb) "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

           (cc) "Designated Senior Indebtedness" means (a) any Indebtedness of the Company outstanding under the Credit Facility and (b) after the Credit Facility has been terminated and all Indebtedness thereunder has been repaid in full, any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $10.0 million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is "Designated Senior Indebtedness" for purposes of the Notes and a Board Resolution setting forth such designation by the Company has been delivered to each Holder.

           (dd) "Designation" has the meaning provided in Section 13(a).

           (ee) "Designation Amount" has the meaning provided in Section 13.

           (ff) "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

           (gg) "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof (except, in each case, upon the occurrence of a Change of

Control or Asset Sale), in whole or in part, or exchangeable into Indebtedness on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding; provided however that Disqualified Equity Interests shall not include the Preferred Stock.

           (hh) "Domestic Restricted Subsidiary" means a Restricted Subsidiary of the Company organized under the laws of the United States or any political subdivision thereof or the operations of which are located substantially inside the United States.

           (ii) "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

           (jj) "Event of Default" has the meaning provided in Section 21(a).

           (kk) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

           (ll) "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase" below.

           (mm) "Foreign Restricted Subsidiary" means a Restricted Subsidiary of the Company not organized under the laws of the United States or any political subdivision thereof and the operations of which are located and conducted substantially outside of the United States.

           (nn) "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith.

           (oo) "Final Maturity Date" means July 2, 2009.

           (pp) "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Coverage Ratio" above.

           (qq) "Funding Guarantor" has the meaning provided in Section 19(e).

           (rr) "GAAP" means generally accepted accounting principles in effect in the United States on July 7, 1999 and which are consistently applied for all applicable periods.

           (ss) "Gray Common Stock" means common stock of the Company owned by Robert E. Gray, Marie Gray or Kelly A. Gray.

           (tt) "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

          (uu) "Guarantee" has the meaning provided in Section 19(a).

          (vv) "Guarantor" means (i) each Domestic Restricted Subsidiary (other than a Receivables Entity) in existence on the Issue Date, and (ii) each other Restricted Subsidiary, formed, created or acquired before or after the date hereof, required to become a Guarantor pursuant to Section 15.

          (ww) "Guarantor Blockage Period" has the meaning provided in Section 20(b).

          (xx) "Guarantor Payment Blockage Notice" has the meaning provided in
Section 20(b).

          (yy) "Guarantor Senior Indebtedness" means, with respect to any Guarantor, at any date, (a) all Obligations of such Guarantor under or in respect of the Credit Facility; (b) all Hedging Obligations of such Guarantor;
(c) all Obligations of such Guarantor under stand-by letters of credit; and (d) all other Indebtedness of such Guarantor for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness unless the instrument under which such Indebtedness of such Guarantor for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to such Guarantor's Guarantee of the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between such Guarantor and any Subsidiary of such Guarantor or any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries; unless, and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Guarantor Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of the either of the Indenture or the Notes; (e) Indebtedness evidenced by such Guarantor's Guarantee of the Notes and the Securities; (f) Indebtedness of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor; and
(i) Indebtedness of a Guarantor to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

          (zz) "Guarantor Senior Subordinated Indebtedness" means the Guarantees, the guarantees of the Securities and any other Indebtedness of a Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the Guarantees and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Guarantor other than Guarantor Senior Indebtedness.

          (aaa) "Hedging Agreement" means, with respect to any Person, all interest rate swap or similar agreements or foreign currency or commodity hedge, exchange or similar agreements of such Person.

          (bbb) "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under Hedging Agreements.

          (ccc) "Holders" means the registered holders of the Notes.

          (ddd) "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Restricted Subsidiary (or is merged into or consolidated with the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

          (eee) "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable Incurred in the ordinary course of business and payable in accordance with industry practices, or other accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith); (e) every Capital Lease Obligation of such Person; (f) every net obligation under Hedging Agreements of such Person; (g) every obligation of the type referred to in clauses (a) through (f) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise; and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a) through (g) above. Indebtedness
(a) shall never be calculated taking into account any cash and cash equivalents held by such Person; (b) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; (c) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and (d) shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Equity Interests of the Company or any Restricted Subsidiary.

          (fff) "Indenture" means the Indenture, dated as of July 7, 1999, among the Company, the Guarantors as named therein and The Bank of New York, as Trustee, as amended or supplemented from time to time.

          (ggg) "Independent Financial Advisor" means a nationally recognized, accounting, appraisal, investment banking firm or consultant which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

          (hhh) "Insolvency or Liquidation Proceeding" means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

          (iii) "interest" means, with respect to the Notes, the sum of any cash interest on the Notes.

          (jjj) "Interest Payment Date" means each semiannual interest payment date on January 1 and July 1 of each year, commencing January 1, 2003.

          (kkk) "Interest Period" means the applicable period from (and including) the Issue Date to (but excluding) the first Interest Payment Date or from (and including) an Interest Payment Date to (but excluding) the next subsequent Interest Payment Date.

          (lll) "Interest Record Date" for the interest payable on any Interest Payment Date (except a date for payment of defaulted interest) means the December 15 or June 15 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date.

          (mmm) "Investment" means, with respect to any Person, any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property or assets to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other
Person: provided that (i) endorsements of negotiable instruments and documents in the ordinary course of business and (ii) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting exclusively of Equity Interests (other than Disqualified Equity Interests) of the Company shall in each case not be deemed to be an Investment. For purposes of Section 9, (i) "Investment" shall include the applicable Designation Amount at the time of the

Designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition.

          (nnn) "Issue Date" means July 7, 1999.

          (ooo) "Lien" means any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          (ppp) "Management Agreement" means the management agreement dated as of July 7, 1999 between the Company and Vestar.

          (qqq) "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof; (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (c) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale; (d) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been reversed or are not otherwise required to be retained as a reserve); and (e) with respect to Asset Sales by Restricted Subsidiaries, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

          (rrr) "Obligations" means any principal, interest (including, without limitation, Post-Petition Interest), penalties, fees, indemnification obligations, reimbursement obligations, obligations to provide cash collateral, damages and other liabilities payable under the documentation governing any Indebtedness.

          (sss) "Offer" has the meaning set forth in the definition of "Offer to Purchase" below.

          (ttt) "Offer to Purchase" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each Holder at the last address of such Holder on record with the Company on the date of the Offer offering to purchase up to the principal amount of the Notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of the Notes to occur no later than five Business Days after the Expiration Date. The Offer shall be mailed by the Company in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable the Holder to tender the Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of this Note pursuant to which the Offer to Purchase is being made, (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the Notes offered to be purchased by the Company pursuant to the Offer to Purchase (the "Purchase Amount"); (4) the purchase price to be paid by the Company for the Notes (the "Purchase Price");
(5) that the Holder may tender all or any portion of the Notes registered in the name of the Holder and that any portion of the Notes tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place where the Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any amount of the Notes not tendered pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon the amount of the Notes being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of the Notes pursuant to the Offer to Purchase will be required to surrender such Notes at the place specified in the Offer prior to the close of business on the Expiration Date (such Notes being, if the Company so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or his attorney duly authorized in writing); (10) that (a) if the Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase the entire amount of the Notes so tendered and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and (11) that in the case of the Holder whose Notes are purchased only in part, the Company shall execute and deliver to the Holder of such Notes without service charge, new Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Notes so tendered.

                  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

                  (uuu) "Officer" means the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Company.

                  (vvv)  "Paying Agent" has the meaning provided in Section
22(h).

                  (www)  "Payment Blockage Notice" has the meaning provided in
Section 4(b).

                  (xxx)  "Payment Blockage Period" has the meaning provided in
Section 4(b).

                  (yyy) "Permitted Business" means the business of the Company and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related thereto, including businesses whose principal strategy is to capitalize on the image of the Company and its products.

                  (zzz)  "Permitted Holder" means Vestar and its Affiliates.

                  (aaaa) "Permitted Indebtedness" has the meaning provided in
Section 7.

                  (bbbb) "Permitted Investments" means (a) Cash and Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Hedging Obligations; (d) bonds, notes, debentures, stock or other securities received as a result of Asset Sales permitted under
Section 8; (e) Investments in the Company and Investments in a Guarantor or a Person that, as a result of or in connection with such Investment, becomes a Guarantor or is merged with or into or consolidated with the Company or another Guarantor or that transfers or conveys all or substantially all its assets to the Company or a Guarantor, (f) Investments existing as of the Issue Date; (g) any Investment consisting of a guarantee by a Restricted Subsidiary of Senior Indebtedness or any guarantee of Indebtedness otherwise permitted by the Notes:
(h) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (j) Investments in joint ventures in an aggregate amount not to exceed $5.0 million; (k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor; (1) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; (m) Indebtedness permitted pursuant to clause
(m) of Section 7; (n) Investments by the Company or a Restricted Subsidiary in St. John Company, Ltd. for the purpose of purchasing minority interests therein in an aggregate amount not to exceed $1.5 million and (o) Investments in Foreign Restricted Subsidiaries which are not Guarantors in an aggregate amount not to exceed $10.0 million.

                  (cccc) "Permitted Junior Securities" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided herein, in any event pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date hereof, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date hereof and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization pursuant to which such securities are issued).

                  (dddd) "Permitted Liens" means (a) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings; (c) Liens existing on the Issue Date; (d) Liens securing only the Notes or the Guarantees; (e) Liens in favor of the Company or any Restricted Subsidiary (including any such Liens securing Indebtedness to the extent and for so long as such Indebtedness is pledged to secure Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be); (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the business of the Company and the Restricted Subsidiaries; (h) Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business; (i) Liens securing Indebtedness consisting of Capital Lease Obligations, Purchase Money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Company or the Restricted Subsidiaries, or repairs, additions or improvements to such assets; provided, however, that (I) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (II) such Liens do not extend to any other assets of the Company or the Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (III) the Incurrence of such Indebtedness is permitted by Section 7, and (IV) such Liens attach within 90 days of such purchase, construction, installation, repair, addition or improvement; (j) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (k) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Notes, secured by a Lien on the same property securing such Hedging Obligation; (1) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (m) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; (n) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (2) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution; (o) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business; (p) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; (q) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary; (r) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction; (s) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (t) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (u) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto).

                  (eeee) "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  (ffff) "Post-Petition Interest" means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding with respect to such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

                  (gggg) "Preferred Equity Interest", in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

                  (hhhh) "Preferred Stock" means the 15 1/2% preferred stock of the Company issued on July 7, 1999 and any Qualified Equity Interest of the Company or a Guarantor issued in exchange for or the net proceeds of which are used to redeem the Preferred Stock.

                  (iiii) "principal" of a Note means the principal of the Note plus, when appropriate, the premium, if any, on the Note.

                  (jjjj) "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase" above.

                  (kkkk) "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

                  (llll) "Purchase Money Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary Incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property; provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

                  (mmmm) "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

                  (nnnn) "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase" above.

                  (oooo) "Qualified Equity Interest" in any Person means any Equity Interest in such Person other than any Disqualified Equity Interest.

                  (pppp) "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

                  (qqqq) "Receivables Entity" means a Wholly Owned Restricted Subsidiary of the Company (other than a Guarantor) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

                         (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

                                 (i) is guaranteed by the Company or any
                  Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

                                 (ii) is recourse to or obligates the Company or
                  any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

                                 (iii) subjects any property or asset of the
                  Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

                         (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

                         (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

         Any such designation by the Board of Directors of the Company shall be evidenced by a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

                  (rrrr) "Redemption Date," has the meaning provided in Section 5(a)(i).

                  (ssss)  "Registrar" has the meaning provided in Section 22(h).

                  (tttt)  "Replacement Assets" has the meaning provided in
Section 8.

                  (uuuu)  "Required Filing Dates" has the meaning provided in
Section 28.

                  (vvvv) "Restricted Investment" means any Investment other than a Permitted Investment.

                  (wwww)  "Restricted Payments" has the meaning provided in
Section 9.

                  (xxxx) "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to Section 13. Any such designation may be revoked by a Board Resolution of the Company, subject to the provisions of
Section 13.

                  (yyyy)  "Revocation" has the meaning provided in Section 13.

                  (zzzz) "SEC" or "Commission" means the Securities and Exchange Commission.

                  (aaaaa) "Securities" means, all securities issued under the Indenture, as amended or supplemented from time to time in accordance with the terms of the Indenture.

                  (bbbbb) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

                  (ccccc) "Senior Indebtedness" means, at any date, (a) all Obligations of the Company under or in respect of the Credit Facility; (b) all Hedging Obligations of the Company; (c) all Obligations of the Company under stand-by letters of credit; and (d) all other Indebtedness of the Company for borrowed money, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of the Company for money borrowed is Incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any Obligation for Federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, unless and for so long as such Indebtedness has been pledged to secure obligations under or in respect of Senior Indebtedness; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) that portion of any Indebtedness that is Incurred in violation of either of the Indenture or the

Notes; (e) Indebtedness evidenced by the Securities and the Notes; (f) Indebtedness of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company; (g) to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; (h) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company; and (i) Indebtedness of the Company to the extent such Indebtedness is owed to and held by any Federal, state, local or other governmental authority.

                  (ddddd) "Senior Subordinated Indebtedness" means the Notes, the Securities and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu in right of payment with the Notes and the Securities and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

                  (eeeee) "Significant Restricted Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in
Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

                  (fffff) "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.

                  (ggggg) "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

                  (hhhhh) "Stockholders' Agreement " means the Stockholders' Agreement among St. John Knits, Inc., the Company, Vestar/Gray Investors LLC, Vestar/SJK Investors LLC and the members of Vestor/Gray Investors LLC party thereto dated as of, and as in effect on, the Issue Date.

                  (iiiii) "Subordinated Indebtedness" means, with respect to the Company or any Guarantor, any Indebtedness of the Company or such Guarantor, as the case may be, which is expressly subordinated in right of payment to the Notes and the Securities.

                  (jjjjj) "Subsidiary" means, with respect to any Person, (a) any corporation of which the outstanding Voting Equity Interests having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, through one or more Persons by such Person, or (b) any other Person of which at least a majority of Voting Equity Interests are at the time, directly or indirectly, owned by such first named Person.

                  (kkkkk) "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

                  (lllll) "Transactions" means the mergers to be consummated on or about the Issue Date relating to the purchase of the equity of St. John Knits, Inc. and the financings related thereto.

                  (mmmmm) "United States Government Obligations" means direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

                  (nnnnn) "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to Section 13. Any such designation may be revoked by a Board Resolution of the Company, subject to the provisions of
Section 13.

                  (ooooo) "Unutilized Net Cash Proceeds" has the meaning provided in Section 8(a).

                  (ppppp) "Vestar" means Vestar Capital Partners III, L.P.

                  (qqqqq) "Vestar/Gray LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Vestar/Gray Investors LLC, by and among Vestar/SJK Investors LLC, Robert Gray, Marie Gray, Kelly A. Gray, the Kelly Ann Gray Trust and the Gray Family Trust dated as of, and as in effect on, July 7, 1999.

                  (rrrrr) "Voting Equity Interests" means Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such corporation or Person.

                  (sssss) "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding aggregate principal amount of such Indebtedness.

                  (ttttt) "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding Voting Equity Interests (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company and/or one or more Wholly Owned Restricted Subsidiaries.

2.       Interest.

                  ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown on the first page of this Note. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of this Note. The Company will pay interest in cash semi-annually in arrears on each Interest Payment Date, commencing on January 1, 2003; provided that the Company may pay up to 18.033% of the accrued interest otherwise due on such Interest Payment Date by the issuance on such Interest Payment Date of additional Notes (the "PIK Notes") in the aggregate principal amount of such interest; provided further that any such PIK Notes shall be paid by the date that is five years from the date of issuance of the Notes and thereafter all accrued interest shall be paid in cash on each Interest Payment Date.

3.       Method of Payment.

                  Holders must surrender the Notes to the Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts ("U.S. Legal Tender"). However, the Company may pay principal and interest by wire transfer of federal funds (provided that the Paying Agent shall have received wire instructions on or prior to the relevant Interest Record Date), or interest by check payable in such U.S. Legal Tender. The Company may deliver any such interest payment to the to Paying Agent or to a Holder at the last address of the Holder on record with the Company.

4.       Subordination of Notes.

                  (a) Notes Subordinated to Senior Indebtedness. The Company covenants and agrees, and each Holder of Notes by his acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the terms of the Notes; and each person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all payments of principal of and interest on the Notes by the Company shall, to the extent and in the manner set forth in this Note, be subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness. The Notes are pari passu with the Securities.

                  (b) No Payment on Notes in Certain Circumstances.

                      (i) No direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Company in respect of principal of, premium, if any, or interest on the Notes or to acquire any of the Notes, whether pursuant to the terms of the Notes, upon acceleration, pursuant to an Offer to Purchase or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations in respect of any Designated Senior Indebtedness, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the requisite number of holders of such Designated Senior Indebtedness. In addition, if any non-payment event of default occurs with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be immediately accelerated, then upon and after receipt by the Company (who shall provide notice thereof to the Holders) of written notice (a "Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, unless and until all such events of default have been cured or waived or have ceased to exist or such Designated Senior Indebtedness has been discharged or repaid in full in cash or the benefits of these provisions have been waived by the requisite number of holders of such Designated Senior Indebtedness, no direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities) shall be made by or on behalf of the Company in respect of principal of, premium, if any, or interest on the Notes or to acquire any of the Notes, upon acceleration pursuant to any Offer to Purchase or otherwise to such Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Company and the Holders and ending 179 days thereafter.

                  (ii) Notwithstanding anything herein to the contrary, (x) in no event shall a Payment Blockage Period extend beyond 179 days from the date the Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Period is in effect and (z) not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period (to the extent the holder of Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Payment Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being understood that a subsequent act or event that constitutes a breach of a covenant or other provision, including breach of a financial covenant with respect to a subsequent period, shall be considered a separate event of default from a previous act or event that constitutes a breach of the same covenant or other provision for this purpose).

                  (iii) In the event that, notwithstanding the foregoing, the Company shall have made payment to any Holder when such payment is prohibited by
Section 4(b)(i), such payment shall be held in trust for the benefit of, and shall be paid over or delivered by the Holder to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice to the holders of Senior Indebtedness that such prohibited payment has been made, the holders of Senior Indebtedness (or their representative or representatives or a trustee or trustees) notify the Company in writing of the amounts then due and owing on the Senior Indebtedness, if any, and only the amounts specified in such notice to the Company shall be paid to the holders of Senior Indebtedness.

           (c)    Payment Over of Proceeds upon Dissolution, etc.

                  (i) Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total liquidation or reorganization of the Company or assignment for the benefit of creditors of the Company or similar proceeding, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness shall first be paid in full in cash before the Holders of the Notes shall be entitled to receive any payment by or on behalf of the Company of, the principal of, premium, if any, or interest on the Notes, or any payment by or on behalf of the Company to acquire any of the Notes for cash, property or securities, or any distribution by the Company with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities). Before any such payment or distribution may be made by, or on behalf of, the Company in respect of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization or assignment for the benefit of creditors of the Company or similar proceeding, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), to which the Holders of the Notes would be entitled, but for the subordination provisions of the Notes, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

               (ii) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), shall be paid by the Company to any Holder of Notes at a time when such payment or distribution is prohibited by Section 4(c)(i) and before all obligations in respect of Senior Indebtedness are paid in full in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered by the Holder to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees or agent or agents under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

               (iii) The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Sections 17 and 18 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 4(c) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Sections 17 and 18.

          (d)  Subrogation.

               (i) Upon the payment in full in cash of all Senior Indebtedness, or provision for payment, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company made on such Senior Indebtedness until the principal of and interest on the Notes shall be paid in full in cash; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 4, and no payment over pursuant to the provisions of this Section 4 to the holders of Senior Indebtedness by Holders of the Notes shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Section 4 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

               (ii) If any payment or distribution to which the Holders of the Notes would otherwise have been entitled but for the provisions of this Section 4 shall have been applied, pursuant to the provisions of this Section 4, to the payment of all amounts payable under Senior Indebtedness, then and in such case, the Holders of the Notes shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full in cash of such Senior Indebtedness.

          (e)  Obligations of Company Unconditional.

               (i) Nothing contained in this Section 4 or elsewhere in the Notes is intended to or shall impair, as among the Company and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the Holders of the Notes the principal of, premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Holder of any Notes from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights, if any, under this Section 4 of the holders of the Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

               (ii) Without limiting the generality of the foregoing, nothing contained in this Section 4 shall restrict the right of the Holders of Notes to take any action to declare the Notes to be due and payable prior to their stated maturity pursuant to Section 21(a) or to pursue any rights or remedies hereunder; provided, however, that all Senior Indebtedness then due and payable shall first be paid in full in cash before the Holders of the Notes are entitled to receive any direct or indirect payment from the Company of principal of or interest on the Notes.

          (f)  Notice to Holders.

          The Company shall give prompt written notice to each Holder of any fact known to the Company which would prohibit the making of any payment by the Company in respect of the Notes pursuant to the provisions of this Section 4. Nothing contained in this Section 4(f) shall limit the right of the holders of Senior Indebtedness to recover payments as contemplated by Section 4(c). The Company shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Senior Indebtedness (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee or representative on behalf of any such holder.

          In the event that the Company determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 4, the Company may request such Person to furnish evidence to the reasonable satisfaction of the Company as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 4, and if such evidence is not furnished, the Company may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

          (g) Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities referred to in this
Section 4, the Company and the Holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the Company or to the Holders of the Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

          (h) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of the Notes, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The provisions of this Section Four are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness.

          (i) This Article Not To Prevent Events of Default. The failure to make a payment on account of principal of or interest on the Notes by reason of any provision of this Section 4 shall not be construed as preventing the occurrence of an Event of Default specified in clauses (i), (ii) or (iii) of Section 21(a).

          (j) No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 4(h), the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Company or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this
Section 4 or the obligations hereunder of the Holders of the Notes to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding or secured; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and any other Person.

          (k) Acceleration of Securities. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of the Senior Indebtedness of the acceleration.

5.  Redemption.

          (a) Optional Redemption.

                 (i) The Notes will be redeemable at the option of the Company, in whole or in part, at any time between the date that is 6 months from the date hereof and the date that is 18 months thereafter at a redemption price in cash equal to the face amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date fixed for such redemption (the "Redemption Date").

                 (ii) In addition, the Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2004, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the Redemption Date if redeemed during the 12-month period commencing on July 1 of the years indicated below:

              Year                                    Percentage
              ----                                    ----------
              2004 ...............................      106.250%
              2005 ...............................      104.688%
              2006 ...............................      103.125%
              2007 ...............................      101.563%
              2008 and thereafter ................      100.000%

          (b) Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the last address of the Holder on record with the Company. The Company may select for redemption portions of the principal amount of Notes that have denominations equal to or larger than $1,000 principal amount. Notes and portions of them the Company so selects shall be in amounts of $1,000 principal amount or integral multiples thereof.

          Each notice of redemption shall identify the Notes to be redeemed and shall state: (1) the Redemption Date; (2) the redemption price; (3) the name and address of the Paying Agent to which the Notes are to be surrendered for redemption; (4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; (5) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the redemption price upon surrender to the Paying Agent; and (6) in the case of any redemption pursuant to this Section 5, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

          If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent for the Notes funds in satisfaction of the redemption price and the Paying Agent is not prohibited from paying such funds to the Holders pursuant to the terms of the Notes.

          Once a notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price. Upon surrender to the Paying Agent , such Notes shall be paid at the redemption price, plus accrued interest thereon, if any, to the Redemption Date, but interest installments whose maturity is on or prior to such Redemption Date shall be payable to the Holders of record at the close of business on the relevant Interest Record Date.

          At least one Business Day before the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company is its own Paying Agent, shall, on or before the Redemption Date, segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date other than Notes or portions thereof called for redemption on that date which have been delivered for cancellation.

          If any Notes surrendered for redemption in the manner provided in the Notes shall not be so paid on the Redemption Date due to the failure of the Company to deposit with the Paying Agent money sufficient to pay the redemption price thereof, the principal and accrued and unpaid interest, if any, thereon shall, until paid or duly provided for, bear interest as provided in Section 2 with respect to any payment default.

          Upon surrender of a Note that is redeemed in part, the Company shall execute for the Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

6.  Transactions with Affiliates.

          The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into any transaction (or series of related transactions) with or for the benefit of any of their respective Affiliates or any officer, director or employee of the Company or any Restricted Subsidiary (each an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction with an unaffiliated third party and (ii)
(A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Company and an Affiliate of the Company having a Fair Market Value in excess of $5.0 million, such Affiliate Transaction is in writing or (B) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate payments or the transfer of other consideration between the Company and an Affiliate of the Company having a Fair Market Value in excess of $10.0 million, such Affiliate Transaction is in writing and the Company obtains a written opinion from an Independent Financial Advisor (sent to each Holder) stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Restricted Subsidiary involved in such Affiliate Transaction, as the case may be.

                  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors; (iii) the payment of fees and expenses to Vestar or any of its Affiliates (A) pursuant to the Management Agreement, as in effect on the Issue Date, or (B) pursuant to any amended, supplemented or replacement management agreement in an aggregate amount not to exceed 1.25% of Consolidated EBITDA for the last four full fiscal quarters completed prior to the date of such payment; (iv) any Restricted Payments made in compliance with Section 9; (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business; (vi) the entering into by the Company and any of its Restricted Subsidiaries of a tax sharing or similar arrangement; (vii) any employment agreement entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (viii) payment of reasonable Directors' fees to Persons who are not otherwise Affiliates of the Company; (ix) any sale or other issuance of Equity Interests (other than Disqualified Equity Interests) of the Company; (x) payments by the Company or any Restricted Subsidiary to Vestar and its Affiliates made for any financial advisory, financing, underwriting or placement services in connection with acquisitions or other corporate transactions, in amounts which are (a) usual and customary for transactions of such type, in an amount not to exceed 1% of the value of any such transaction or
(b) approved by a majority of the disinterested members of the Board of Directors of the Company as comparable to that which would be charged by an unaffiliated third party for such services; (xi) transactions permitted by the Vestar/Gray LLC Agreement; (xii) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; (xiii) leases in effect on the Issue Date and any renewals thereof which include substantially similar terms; (xiv) the Transactions and the payment of all fees and expenses related thereto; (xv) any agreement as in effect on the Issue Date (including, without limitation, each of the agreements entered into in connection with the Transactions) or any transaction contemplated thereby; and
(xvi) any transaction contemplated by the terms of the Preferred Stock.

7.   Limitation on Indebtedness.

                  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except for

Permitted Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness and the application of the proceeds therefrom, the Consolidated Coverage Ratio would be at least
2.25 to 1.0 prior to the fourth anniversary of the Issue Date; and 2.5 to 1.0 on or after the fourth anniversary of the Issue Date.

                  The foregoing limitations will not apply to the Incurrence by the Company or any Restricted Subsidiary of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

                  (a) Indebtedness under the Indenture and other Indebtedness outstanding on the Issue Date;

                  (b) Indebtedness of the Company and any Guarantor Incurred pursuant to the Credit Facility if at the time of and immediately after giving effect thereto, the aggregate consolidated Indebtedness Incurred under the Credit Facility would not exceed $215.0 million at any one time outstanding; provided, however, that such $215.0 million shall be reduced by the sum of (i) the amount of any repayments or prepayments of Indebtedness (that are accompanied by a corresponding permanent commitment reduction) under the Credit Facility and (ii) the outstanding principal amount of Indebtedness and preferred stock of a Receivables Entity (excluding the net proceeds of such Indebtedness and preferred stock that are applied to the repayment or prepayment of Indebtedness described in clause (i));

                  (c) Indebtedness of any Guarantor owed to and held by the Company or any Guarantor and other Indebtedness of the Company owed to and held by any Guarantor which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under any Senior Indebtedness, the Securities and the Notes and Indebtedness of a Foreign Restricted Subsidiary that is not a Guarantor owed to and held by any other Foreign Restricted Subsidiary that is not a Guarantor; provided, however, that an Incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of the Company or any Restricted Subsidiary referred to in this clause (c) to a Person (other than the Company or a Guarantor), (ii) any sale or other disposition of Equity Interests of any Guarantor which holds Indebtedness of the Company or another Restricted Subsidiary such that such Guarantor ceases to be a Guarantor and (iii) the designation of a Restricted Subsidiary that is a Guarantor and which holds Indebtedness of the Company or any other Restricted Subsidiary as an Unrestricted Subsidiary;

                  (d) the Guarantees and guarantees by any Guarantor of Indebtedness of the Company; provided, however, that if such guarantee is of Subordinated Indebtedness, then the Guarantee of such Guarantor shall be senior to such Guarantor's guarantee of Subordinated Indebtedness;

                  (e) Hedging Obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculative purposes;

                  (f) Purchase Money Indebtedness (and refinancings thereof) and Capitalized Lease Obligations (and refinancings thereof) which do not exceed $7.0 million in the aggregate at any one time outstanding;

                  (g) Indebtedness to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness Incurred in compliance with the Consolidated Coverage Ratio of the first paragraph of this covenant or clause (a) of this paragraph of this covenant; provided, however, that (i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) of the Indebtedness being refinanced, plus the amount of accrued interest thereon, plus the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (ii) Indebtedness representing a refinancing of Indebtedness other than Senior Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iii) Indebtedness that is pari passu with the Notes may only be refinanced with Indebtedness that is made pari passu with or subordinate in right of payment to the Notes and Subordinated Indebtedness may only be refinanced with Subordinated Indebtedness, (iv) no Restricted Subsidiary that is not a Guarantor may Incur Indebtedness to refinance Indebtedness of the Company or any Guarantor and (v) Indebtedness of the Company may only be refinanced by Indebtedness of the Company and Indebtedness of a Restricted Subsidiary may only be refinanced by Indebtedness of such Restricted Subsidiary or by the Company;

                  (h) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

                  (i) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

                  (j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

                  (k) Indebtedness representing deferred compensation to employees of the Company and its Subsidiaries in an aggregate amount not to exceed $1.0 million at any one time outstanding;

                  (l) Indebtedness of Foreign Restricted Subsidiaries which are not Guarantors in an aggregate amount not to exceed $7.5 million at any one time outstanding;

                  (m) Indebtedness of Foreign Restricted Subsidiaries which are not Guarantors owed to and held by the Company or any Guarantor in an aggregate amount not to exceed $12.5 million at any one time outstanding;

                  (n) Indebtedness of a Receivables Entity that is non-recourse to the Company or any other Restricted Subsidiary of the Company Incurred in connection with a Qualified Receivables Transaction, provided that the proceeds of such Indebtedness are used to reduce Indebtedness under the Credit Facility; and

                  (o) in addition to the items referred to in clauses (a) through (n) above, Indebtedness of the Company (including any Indebtedness under the Credit Facility that utilizes this subparagraph (o)) having an aggregate principal amount not to exceed $10.0 million at any one time outstanding.

                  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

                         (i)  in the event that Indebtedness meets the criteria
of more than one of the types of indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; and

                         (ii) the amount of Indebtedness issued at a price that
is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

                  Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of preferred stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant provided, in each such case, that the amount thereof is included in the Consolidated Fixed Charges of such Person.

8.   Disposition of Proceeds of Asset Sales.

                  (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale, unless
(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of (A) cash or Cash Equivalents, or (B) properties and capital assets that will be used in the business of the Company and its Restricted Subsidiaries as existing at such time or in businesses reasonably related thereto (as determined in good faith by the Company's Board of Directors) ("Replacement Assets") or the Equity Interests of any Person engaged in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of such Equity Interests, (1) such Person becomes a Restricted Subsidiary and a Guarantor or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any

Restricted Subsidiary that is a Guarantor. The amount of any Indebtedness (other than any Subordinated Indebtedness) of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries within such period.

                  The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 360 days of receipt thereof to repay Senior Indebtedness and permanently reduce any related commitment, or (ii) make an Investment in Replacement Assets within such period.

                  To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 360 days of such Asset Sale as described in clause (i) or (ii) of the immediately preceding paragraph (such Net Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 45 days after such 360th day, make an Offer to Purchase all outstanding Notes, Securities and other Senior Subordinated Indebtedness, pro rata, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes, Securities and other Senior Subordinated Indebtedness equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount), plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

                  (b) With respect to any Offer to Purchase effected pursuant to this covenant, among the Notes and Securities, to the extent the aggregate principal amount of Notes, Securities and other Senior Subordinated Indebtedness tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes, Securities and other Senior Subordinated Indebtedness shall be purchased pro rata based on the aggregate principal amount of such Notes, Securities and other Senior Subordinated Indebtedness tendered (or the accreted value of such other Senior Subordinated Indebtedness, if such other Senior Subordinated Indebtedness is issued at a discount) by each holder of Notes, Securities and such other Senior Subordinated Indebtedness. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes, Securities and other Senior Subordinated Indebtedness tendered pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes, Securities and other Senior Subordinated Indebtedness for any purpose consistent with the other terms of the Notes. Upon completion of the Offer to Purchase, Unutilized Net Cash Proceeds will be reset at zero.

                  (c) On or prior to the Purchase Date specified in the Offer to Purchase, the Company shall (i) subject to paragraph (b) of this Section 8, accept for payment all Notes validly tendered pursuant to the Offer and (ii) deposit with the Paying Agent, or, if the Company is acting as its own Paying Agent, segregate and hold in trust, money sufficient to pay the Purchase Price of all Notes or portions thereof so accepted. The Paying Agent (or the Company, if so acting) shall promptly mail or deliver to Holders of Notes so accepted, payment in an amount equal to the Purchase Price for such Notes, and shall promptly mail or deliver to each Holder of Notes a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered as requested by the Holder. Any Note not accepted for payment shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

                  (d) In the event that the Company makes an Offer to Purchase the Notes, Securities and other Senior Subordinated Indebtedness, the Company shall comply with any applicable securities laws and regulations, and any violation of the provisions of the Notes relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

                  (e) Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders and holders of Securities and other Senior Subordinated Indebtedness as described above.

9.   Limitation on Restricted Payments.

                  The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly,

                  (i) declare or pay any dividend or any other distribution on any Equity Interests of the Company or any Restricted Subsidiary or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary (other than any dividends, distributions and payments made to the Company or any Restricted Subsidiary and dividends or distributions payable to any Person solely in Qualified Equity Interests of the Company or any Restricted Subsidiary or in options, warrants or other rights to purchase Qualified Equity Interests of the Company or any Restricted Subsidiary);

                  (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary (other than any such Equity Interests owned by the Company or any Restricted Subsidiary);

                  (iii) purchase, redeem, defease or retire for value, or make any principal payment on, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Subordinated Indebtedness held by the Company); or

                  (iv) make any Investment in any Person (other than Permitted Investments)

                  (any such payment or any other action (other than any exception thereto) described in (i), (ii), (iii) or (iv) each, a "Restricted Payment"), unless

                  (a) no Default or Event of Default shall have occurred and be continuing at the time or immediately after giving effect to such Restricted Payment;

                  (b) immediately after giving effect to such Restricted Payment, the Company would be able to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 7; and

                  (c) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date does not exceed an amount equal to the sum of (1) 50% of cumulative Consolidated Net Income determined for the period (taken as one period) from the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is available (or if such cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions to the Company after the Issue Date or (y) from the issue and sale (other than to a Restricted Subsidiary) of its Qualified Equity Interests after the Issue Date (excluding the net proceeds from any issuance and sale of Qualified Equity Interests financed, directly or indirectly, using funds borrowed from the Company or any Restricted Subsidiary until and to the extent such borrowing is repaid), plus (3) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness of the Company or any Restricted Subsidiary Incurred after the Issue Date which has been converted into or exchanged for Qualified Equity Interests of the Company, plus (4) without duplication of any amounts included in clause (1) above, in the case of the disposition or repayment of, or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from, any Investment constituting a Restricted Payment made after the Issue Date (including by way of a Revocation), an amount equal, in the aggregate, to the lesser of the amount of such Investment, other than pursuant to a Revocation, in which case such amount will be the lesser of the Fair Market Value of such Investment at the date of Revocation, and the amount received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution or Revocation.

                  The foregoing provisions will not prevent (i) the payment of any dividend or distribution on, or redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Notes; (ii) the purchase, redemption, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for such retired Equity Interests are excluded from clause (c)(2) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to
Section 5; (iii) the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness, or any other payment thereon, made in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of (x) Qualified Equity Interests of the Company; provided, however, that any such net cash proceeds and the value of any Qualified Equity Interests issued in exchange for Subordinated Indebtedness are excluded from clauses (c)(2) and

(c)(3) of the preceding paragraph (and were not included therein at any time) and are not used to redeem the Notes pursuant to Section 5 or (y) Subordinated Indebtedness permitted to be Incurred pursuant to clause (g) of the second paragraph of Section 7; (iv) the making of loans or advances to officers, employees and directors of the Company or any Restricted Subsidiary entered into in the ordinary course of business or to fund purchases by such employees from the Company of Equity Interests of the Company, in an amount not to exceed $5.0 million at any one time outstanding; (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to Section 10; provided, however, that prior to any such repurchase, the Company has made an Offer to Purchase as provided in Section 10 with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Offer to Purchase; (vi) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees or management of the Company or any Restricted Subsidiary of the Company (other than Robert Gray, Marie Gray and Kelly Gray) or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $500,000 in the aggregate during any calendar year; provided, further, that any amounts not used for redemptions or repurchases pursuant to this clause (vi) may be used in any subsequent calendar year; (vii) repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof; (viii) the defeasance, redemption or repurchase of any Disqualified Equity Interest of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or a Subsidiary of the Company) of Disqualified Equity Interests of the Company or such Restricted Subsidiary, respectively; provided that: (A) the aggregate liquidation preference of such Disqualified Equity Interest does not exceed the aggregate liquidation preference of the Disqualified Equity Interest so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (B) such Disqualified Equity Interest has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Disqualified Equity Interest so extended, refinanced, reviewed, replaced defeased or refunded; and
(C) such Disqualified Equity Interest is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Disqualified Equity Interest being extended, refinanced, renewed, replaced, defeased or refunded; (ix) the defeasance, redemption or repurchase of any Preferred Equity Interest or Disqualified Equity Interest issued in connection with the acquisition of assets or a Permitted Business, provided, that the aggregate amount of such defeasance, redemption or repurchase payments shall not exceed at any time $5.0 million; (x) the payment of any dividend by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis; (xi) the purchase by the Company of Gray Common Stock pursuant to the terms of the Stockholders' Agreement in an amount not to exceed $5.0 million, provided, however, that such amounts do not exceed $2.5 million for the first twelve month period following the Issue Date;
(xii) cash payments to Robert Gray, Marie Gray or Kelly A. Gray on Preferred Equity Interests of the Company that are Qualified Equity

Interests in an amount not to exceed $250,000 for each fiscal year; (xiii) Restricted Payments in an amount not to exceed $10.0 million; (xiv) Restricted Payments made on the Issue Date in connection with the Transactions; and (xv) the redemption or exchange of the Preferred Stock including the payment of any accrued but unpaid dividends; provided, however, that in the case of each of clauses (v), (vi), (ix), (x) and (xv), no Default or Event of Default shall have occurred and be continuing or would arise therefrom.

                  In determining the amount of Restricted Payments permissible under this Section, amounts expended pursuant to clauses (iv), (vi), (ix), (xi),
(xii), (xiii) and (xv) of the immediately preceding paragraph shall be included as Restricted Payments. Amounts paid pursuant to clause (i) of the immediately preceding paragraph shall be included, when paid, as Restricted Payments only to the extent not already included as Restricted Payments upon declaration. Amounts expended pursuant to all other clauses of the immediately preceding paragraph shall not be included as Restricted Payments. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

10.  Change of Control.

                  (a) Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Notes and shall, within 45 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date). The Company's obligations will be satisfied if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements of the Notes applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase. Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount.

                  (b) On or prior to the Purchase Date specified in the Offer to Purchase, the Company shall (i) accept for payment all Notes or portions thereof validly tendered pursuant to the Offer and (ii) deposit with the Paying Agent or, if the Company is acting as its own Paying Agent, segregate and hold in trust money sufficient to pay the Purchase Price of all Notes or portions thereof so accepted. The Paying Agent (or the Company, if so acting) shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the Purchase Price for such Notes and new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered as requested by the Holder. Any Note not accepted for payment shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

                  (c) If the Company makes an Offer to Purchase, the Company shall comply with all applicable securities laws and regulations and any violation of the provisions of the Notes relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

11.  Limitation on Senior Subordinated Indebtedness.

                  (a) The Company shall not, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and subordinate in right of payment to any other Indebtedness of the Company.

                  (b) The Company shall not permit any Guarantor to, and no Guarantor shall, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and subordinate in right of payment to any other Indebtedness of such Guarantor.

12. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

                  (a) The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make loans or advances to, or guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary, or (c) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Credit Facility, or any other agreement of the Company or the Restricted Subsidiaries outstanding on the Issue Date, in each case as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; provided, however, that any such amendment, restatement, renewal, replacement or refinancing is no more restrictive in the aggregate with respect to such encumbrances or restrictions than those contained in the agreement being amended, restated, reviewed, replaced or refinanced; (ii) applicable law; (iii) any instrument governing Indebtedness or Equity Interests of an Acquired Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness was Incurred by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary, or the properties or assets of the Company or any Restricted Subsidiary, other than the Acquired Person; (iv) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (v) Purchase Money Indebtedness for property acquired in the ordinary course of business that only imposes encumbrances and restrictions on the property so acquired; (vi) any agreement for the sale or disposition of the Equity Interests or assets of any Restricted Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (vi) are only applicable to such Restricted Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with Section 8 to the extent applicable thereto; (vii) refinancing Indebtedness permitted under clause (g) of the second paragraph of Section 7; provided, however, that such encumbrances and restrictions contained in the agreements governing such Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing; (viii) the Indenture or the Notes; (ix) mortgages, pledges or other security agreements permitted under the Notes securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; (x) Liens securing Indebtedness otherwise permitted to be Incurred pursuant to Section 14 that limit the right of the Company or any Restricted Subsidiary to dispose of the assets subject to such Liens; (xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(xii) any other security agreement, instrument or document relating to Senior Indebtedness hereafter in effect, provided that such encumbrances or restrictions are customary in connection with such documents and that the terms and conditions of such encumbrances or restrictions are no more restrictive than those encumbrances or restrictions imposed in connection with the Credit Facility as in effect on the Issue Date; (xiii) any agreement relating to a sale and leaseback transaction or capital lease, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a sale and leaseback transaction or capital lease; (xiv) Indebtedness Incurred by Foreign Restricted Subsidiaries; or (xv) customary restrictions imposed on the payment of dividends by a Receivables Entity in connection with a Qualified Receivables Transaction.

13.  Designation of Unrestricted Subsidiaries.

          (a) The Company may designate after the Issue Date any Subsidiary of the Company as an "Unrestricted Subsidiary" under this Note (a "Designation") only if:

                  (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

                  (ii) at the time of and after giving effect to such Designation, the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 7; and

                  (iii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of Section 9 in an amount (the "Designation Amount") equal to the Fair Market Value of the net assets of the Company's Investment in such Subsidiary on such date.

          In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 9 for all purposes of the Notes in the Designation Amount.

          Neither the Company nor any Restricted Subsidiary shall at any time
(x) provide credit support for, subject any of its property or assets (other than the Equity Interests of any Unrestricted Subsidiary) to the satisfaction of, or guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary, except for any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the capital stock of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary.

          (b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") only if:

                  (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

                  (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Notes.

          All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Company.

14.  Limitation on Liens.

          The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Liens of any kind against or upon any of their respective properties or assets now owned or hereafter acquired, or any proceeds therefrom or any income or profits therefrom, to secure any Indebtedness unless contemporaneously therewith effective provision is made, (x) in the case of the Company, to secure the Notes, the Securities and any other class of Senior Subordinated Indebtedness, and (y) in the case of a Restricted Subsidiary which is a Guarantor, to secure such Restricted Subsidiary's Guarantee of the Notes and the Securities, in each case, equally and ratably with such Indebtedness (or, in the event that such Indebtedness is subordinated in right of payment to the Notes, the Securities or such Restricted Subsidiary's Guarantee, prior to such Indebtedness) with a Lien on the same properties and assets securing such Indebtedness for so long as such Indebtedness is secured by such Lien, except for (i) Liens securing Senior Indebtedness (including, without limitation, Indebtedness Incurred under the Credit Facility) and (ii) Permitted Liens.

15.  Limitation on Guarantees by Restricted Subsidiaries.

          In the event the Company (i) organizes or acquires any Domestic Restricted Subsidiary (other than a Receivables Entity) after the Issue Date that is not a Guarantor or (ii) causes or permits any Foreign Restricted Subsidiary that is not a Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Company or any Domestic Restricted Subsidiary ("Other Indebtedness") then, in each case the Company shall cause such Restricted Subsidiary to simultaneously become a Guarantor of the Notes; provided, however, that in the event a Domestic Restricted Subsidiary is acquired in a transaction in which a merger agreement is entered into, such Domestic Restricted Subsidiary shall not be required to become a Guarantor until the consummation of the merger contemplated by any such merger agreement; provided, further, that if such Other Indebtedness is (i) Indebtedness that is ranked pari passu in right of payment with the Notes or the Guarantee of such Domestic Restricted Subsidiary, as the case may be, the Guarantee of such Foreign Restricted Subsidiary shall be pari passu in right of payment with the guarantee of the Other Indebtedness; or (ii) Subordinated Indebtedness, the Guarantee of such Foreign Restricted Subsidiary shall be senior in right of payment to the guarantee of the Other Indebtedness (which guarantee of such Subordinated Indebtedness shall provide that such guarantee is subordinated to the Guarantees of such Subsidiary to the same extent and in substantially the same manner as the Other Indebtedness is subordinated to the Notes or the Guarantee of such Domestic Restricted Subsidiary, as the case may
be).

16. Limitation on the Sale or Issuance of Equity Interests of Restricted Subsidiaries.

          The Company shall not sell any Equity Interest of a Restricted Subsidiary, and shall not cause or permit any Restricted Subsidiary, directly or indirectly, to issue or sell any Equity Interests, except: (i) to the Company or a Wholly Owned Restricted Subsidiary; or (ii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary. Notwithstanding the foregoing, the Company is permitted to sell all the Equity Interests of a Restricted Subsidiary as long as the Company is in compliance with Section 8 and, if applicable, Sections 17 and 18.

17.  Mergers, Sale of Assets, etc.

          (a) The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not, and shall not cause or permit any Restricted Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company's and the Restricted Subsidiaries' properties and assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) to any entity in a single transaction or series of related transactions (including by way of consolidation or merger), unless: (i) either (x) the Company shall be the Surviving Person or (y) the Surviving Person (if other than the Company) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia or, if any such transaction involves a Disposition by a Foreign Restricted Subsidiary, under the laws of the United States of America or any state thereof or the District of Columbia or the jurisdiction under which such Foreign Restricted Subsidiary was organized, and shall, in any such case, expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Notes to be performed or observed on the part of the Company;
(ii) immediately thereafter, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to any such transaction involving the Incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Restricted

Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the four quarter period immediately preceding such transaction for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of
Section 7.

          Notwithstanding the foregoing clause (iii) of the immediately preceding paragraph, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary that is a Guarantor and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another domestic United States jurisdiction to realize tax or other benefits.

          For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Restricted Subsidiaries the Equity Interests of which constitutes all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

          (b) No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee) shall consolidate with or merge with or into another Person, whether or not such Person is affiliated with such Guarantor and whether or not such Guarantor is the Surviving Person, unless (i) the Surviving Person (if other than such Guarantor) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the Surviving Person (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under its Guarantee and the performance and observance of every covenant to be performed or observed by such Guarantor; (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to any such transaction involving the Incurrence by such Guarantor, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of such Guarantor in connection with or as a result of such transaction as having been Incurred at the time of such transaction), the Company could Incur, on a pro forma basis after giving effect to such transaction as if it had occurred at the beginning of the latest fiscal quarter for which consolidated financial statements of the Company are available, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated Coverage Ratio of the first paragraph of Section 7; provided, however, that this paragraph shall not be a condition to a merger or consolidation of a Guarantor if such merger or consolidation only involves the Company and/or one or more other Guarantors. Notwithstanding the foregoing, nothing in this covenant shall prohibit the consolidation or merger with or into or the sale of all or substantially all of the assets or properties of a Guarantor to any other Restricted Subsidiary that is a Guarantor.

18.  Successor Corporation Substituted.

          In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 17 in which the Company or a Guarantor, as the case may be, is not the Surviving Person and the Surviving Person is to assume all the Obligations of the Company under the Notes or of such Guarantor under its Guarantee, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company shall be discharged from its Obligations under the Notes or such Guarantor shall be discharged from its Obligations under its Guarantee, as the case may be.

19.  Guarantee.

          (a) Unconditional Guarantee. Each Guarantor hereby unconditionally, jointly and severally, guarantees (each, a "Guarantee") to each Holder of a Note that: the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on any overdue interest on the Notes, to the extent lawful, and all other obligations of the Company to the Holders under the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; subject, however, to the limitations set forth in subsection 19(d). Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Guarantee. If any Holder is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 21 for the purpose of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 21, such obligations (whether or not due and payable) shall forth become due and payable by each Guarantor for the purpose of this Guarantee.

          (b) Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          (c) Release of a Guarantor.

              (i) If Section 17(b) is complied with, or if, subject to the requirements of Section 17(a), all or substantially all of the assets of any Guarantor or all of the Equity Interests of any Guarantor are sold (including by issuance or otherwise) by the Company (or pursuant to an exercise of remedies, or transfer in lieu thereof, on behalf of any holder or holders of a Lien securing Senior Indebtedness) and if the Net Cash Proceeds from such Asset Sale are used in accordance with Section 8, then such Guarantor (in the event of a sale or other disposition of all of the Equity Interests of such Guarantor) or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged from all obligations under this Section 19 without any further action required on the part of any Holder provided, however that a sale of a Guarantor (other than by way of a sale or disposition pursuant to an exercise of remedies, or transfer in lieu thereof, on behalf of any holder or holders of a Lien securing Senior Indebtedness) will still be subject to the Company's obligations under Section 17(b). Any Guarantor not so released remains liable for the full amount of principal of and interest on the Notes and the other obligations of the Company hereunder as provided in this Section 19.

                    (ii) Any Guarantor that is designated an Unrestricted Subsidiary pursuant to and in accordance with Section 13 will upon such Designation be released and discharged of its Guarantee obligation in respect of the Notes.

                (d) Limitation of Guarantor's Liability. Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of title 11 of the United States Code, as amended, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. Federal or state or other applicable law. To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor under its Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any Guarantor Senior Indebtedness Incurred after the Issue Date) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to subsection 19(e), result in the obligations of such Guarantor under its Guarantee not constituting such a fraudulent transfer or conveyance under Federal or State law.

                (e) Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a "Funding Guarantor") under the Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount, based on the net assets of each Guarantor (including the Funding Guarantor), determined in accordance with GAAP, subject to subsection 19(d), for all payments, damages and expenses incurred by such Funding Guarantor in discharging the Company's obligations with respect to the Notes or any other Guarantor's obligations with respect to the Guarantee.

                (f) Subordination of Subrogation and Other Rights. Each Guarantor hereby agrees that any claim against the Company that arises from the payment, performance or enforcement of such Guarantor's obligations under its Guarantee, including, without limitation, any right of subrogation, shall be subject and subordinate to, and no payment with respect to any such claim of such Guarantor shall be made before, the payment in full in cash of all outstanding Notes in accordance with the provisions provided in the Notes.

20.    Subordination of Guarantee.

                (a) Guarantee Obligations Subordinated to Guarantor Senior Indebtedness. Each Guarantor covenants and agrees, and each Holder of the Notes by his acceptance thereof likewise covenant and agree, that the Guarantee of such Guarantor shall be issued subject to the provisions of this Section 20; and each person holding any Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that all payments of the principal of and interest on the Notes pursuant to the Guarantee made by or on behalf of any Guarantor shall, to the extent and in the manner set forth in this
Section 20, be subordinated and junior in right of payment to the prior payment in full in cash of all Guarantor Senior Indebtedness of such Guarantor.

                (b) No Payment on Guarantees in Certain Circumstances.

                      (i) No direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities) by or on behalf of any Guarantor in respect of principal of, premium, if any, or interest on the Notes pursuant to such Guarantor's Guarantee or to acquire any of the Notes, whether pursuant to the terms of the Notes, upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of the obligations in respect of any Designated Senior Indebtedness of such Guarantor, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the requisite number of holders of such Designated Senior Indebtedness. In addition, if any non-payment event of default occurs with respect to any Designated Senior Indebtedness of a Guarantor pursuant to which the maturity thereof may be immediately accelerated, then upon and after receipt by the Company (who shall provide notice thereof to the Holders) of written notice (a "Guarantor Payment Blockage Notice") from the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, unless and until all such events of default have been cured or waived or have ceased to exist or such Designated Senior Indebtedness has been discharged or paid in full in cash or the benefits of these provisions have been waived by the requisite number of holders of such Designated Senior Indebtedness, no direct or indirect payment of any kind or character (excluding any payment or distribution of Permitted Junior Securities) shall be made by or on behalf of such Guarantor of in respect of principal, premium, if any, or interest on the Notes or to acquire any of the Notes, upon acceleration, pursuant to any Offer to Purchase or otherwise during a period (a "Guarantor Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter.

                Notwithstanding anything herein or in the Notes to the contrary,
(x) in no event shall a Guarantor Blockage Period extend beyond 179 days from the date the Guarantor Payment Blockage Notice in respect thereof was given, (y) there shall be a period of at least 181 consecutive days in each 360-day period when no Guarantor Blockage Period is in effect and (z) not more than one Guarantor Blockage Period may be commenced with respect to any Guarantor during any period of 360 consecutive days. No event of default that existed or was continuing on the date of commencement of any Guarantor Blockage Period with respect to the Designated Senior Indebtedness of such Guarantor initiating such Guarantor Blockage Period (to the extent the holder of such Designated Senior Indebtedness, or trustee or agent, giving notice commencing such Guarantor Blockage Period had knowledge of such existing or continuing event of default) may be, or be made, the basis for the commencement of any other Guarantor Blockage Period by the holder or holders of such Designated Senior Indebtedness or the trustee or agent acting on behalf of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being understood that a subsequent act or event that constitutes a breach of a covenant or other provision, including breach of a financial covenant with respect to a subsequent period, shall be considered a separate event of default from a previous act or event that constitutes a breach of the same covenant or other provision for this purpose).

                     (ii) In the event that, notwithstanding the foregoing, any payment shall be made directly to any Holder when such payment is prohibited by
Section 20(b)(i), such payment shall be held in trust for the benefit of, and shall be paid over or delivered by the Company or the Holder to, the holders of Designated Senior Indebtedness of such Guarantor or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Designated Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that, upon notice to the holders of such Designated Senior Indebtedness that such prohibited payment has been made, the holders of such Designated Senior Indebtedness (or their representative or representatives or a trustee or trustees) notify the Company in writing of the amounts then due and owing on such Designated Senior Indebtedness, if any, and only the amounts specified in such notice to the Company shall be paid to the holders of such Designated Senior Indebtedness.

                (c) Payment Over of Proceeds upon Dissolution, etc.

                     (i) Upon any payment or distribution of assets or securities of any Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), upon any dissolution or winding-up or total liquidation or reorganization of such Guarantor or assignment for the benefit of creditors of such Guarantor or similar proceeding, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Guarantor Senior Indebtedness of such Guarantor shall first be paid in full in cash before the Holders of the Notes shall be entitled to receive any payment by or on behalf of such Guarantor of the principal of or interest on the Notes pursuant to such Guarantor's Guarantee, or any payment by or on behalf of such Guarantor to acquire any of the Notes for cash, property or securities, or any distribution with respect to the Notes of any cash, property or securities (excluding any payment or distribution of Permitted Junior Securities). Before any such payment or distribution may be made by, or on behalf of, any Guarantor in respect of the principal of, premium, if any, or interest on the Notes upon any such dissolution or winding-up or liquidation or reorganization of the Guarantor or assignment for the benefit of creditors of such Guarantor or similar proceeding, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, any payment or distribution of assets or securities of such Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), to which the Holders of the Notes would be entitled, but for the subordination provisions of the Notes, shall be made by such Guarantor or by any receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, directly to the holders of the Guarantor Senior Indebtedness of such Guarantor (pro rata to such holders on the basis of the respective amounts of such Guarantor Senior Indebtedness held by such holders) or their representatives or to the trustee or trustees or agent or agents under any agreement or indenture pursuant to which any of such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Guarantor Senior Indebtedness in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Senior Indebtedness.

                      (ii) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, any payment or distribution of assets or securities of any Guarantor of any kind or character, whether in cash, property or securities (excluding any payment or distribution of Permitted Junior Securities), shall be made directly to any Holder of Notes at a time when such payment or distribution is prohibited by Section 20(c)(i) and before all obligations in respect of the Guarantor Senior Indebtedness of such Guarantor are paid in full in cash, such payment or distribution shall be received and held in trust for the benefit of, and shall be paid over or delivered by the Company or the Holder to, the holders of such Guarantor Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of such Guarantor Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees or agent or agents under any indenture pursuant to which any of such Guarantor Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of such Guarantor Senior Indebtedness remaining unpaid until all such Guarantor Senior Indebtedness has been paid in full in cash after giving effect to any prior or concurrent payment, distribution or provision therefor to or for the holders of such Guarantor Senior Indebtedness.

                The consolidation of any Guarantor with, or the merger of any Guarantor with or into, another corporation or the liquidation or dissolution of any Guarantor following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Sections 17 and 18 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 20(c) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Sections 17 and 18.

                (d) Subrogation.

                      (i) Upon the payment in full in cash of all Guarantor Senior Indebtedness of a Guarantor, or provision for payment, the Holders of the Notes shall be subrogated to the rights of the holders of such Guarantor Senior Indebtedness to receive payments or distributions of cash, property or securities of such Guarantor made on such Guarantor Senior Indebtedness until the principal of and interest on the Notes shall be paid in full in cash; and, for the purposes of such subrogation, no payments or distributions to the holders of such Guarantor Senior Indebtedness of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 20, and no payment over pursuant to the provisions of this Section 20 to the holders of such Guarantor Senior Indebtedness by Holders of the Notes shall, as between such Guarantor, its creditors other than holders of such Guarantor Senior Indebtedness, and the Holders of the Notes, be deemed to be a payment by such Guarantor to or on account of such Guarantor Senior Indebtedness. It is understood that the provisions of this Section 20 are and are intended solely for the purpose of defining the relative rights of the Holders of the Notes, on the one hand, and the holders of Guarantor Senior Indebtedness of each Guarantor, on the other hand.

                      (ii) If any payment or distribution to which the Holders of the Notes would otherwise have been entitled but for the provisions of this
Section 20 shall have been applied, pursuant to the provisions of this Section 20, to the payment of all amounts payable under Guarantor Senior Indebtedness, then and in such case, the Holders of the Notes shall be entitled to receive from the holders of such Guarantor Senior Indebtedness any payments or distributions received by such holders of Guarantor Senior Indebtedness in excess of the amount required to make payment in full in cash of such Guarantor Senior Indebtedness.

                (e) Obligations of Guarantors Unconditional.

                      (i) Nothing contained in this Section 20 or elsewhere in the Notes or the Guarantees is intended to or shall impair, as among each of the Guarantors and the Holders of the Notes, the obligation of each Guarantor, which is absolute and unconditional, to pay to the Holders of the Notes the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms of the Guarantee of such Guarantor, or is intended to or shall affect the relative rights of the Holders of the Notes and creditors of any Guarantor other than the holders of Guarantor Senior Indebtedness of such Guarantor, nor shall anything herein or therein prevent the Holder of any Notes from exercising all remedies otherwise permitted by applicable law upon default under the Notes, subject to the rights, if any, under this Section 20 of the holders of Guarantor Senior Indebtedness in respect of cash, property or securities of any Guarantor received upon the exercise of any such remedy.

                      (ii) Without limiting the generality of the foregoing, nothing contained in this Section 20 shall restrict the right of the Holders of Notes to take any action to declare the Notes to be due and payable prior to their stated maturity pursuant to Section 21(a) or to pursue any rights or remedies hereunder; provided, however, that all Guarantor Senior Indebtedness of any Guarantor then due and payable shall first be paid in full before the Holders of the Notes are entitled to receive any direct or indirect payment from such Guarantor of principal of or interest on the Notes pursuant to such Guarantor's Guarantee.

21.   Default and Remedies.

                (a) Events of Default. Each of the following shall be an "Event of Default":

                      (i) failure to pay principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of Section 4);

                      (ii) failure to pay any interest on any Note when due, continued for 30 days or more (whether or not prohibited by the provisions of Section 4);

                      (iii) default in the payment of principal of or interest on any Note required to be purchased pursuant to any Offer to Purchase required by the Notes when due and payable or failure to pay on the Purchase Date the Purchase Price for any Note validly tendered pursuant to any Offer to Purchase required by the Notes;

                      (iv) failure to perform or comply with any of the provisions of Section 17;

                      (v) failure to perform any other covenant, warranty or agreement of the Company under the Notes continued for 30 days or more after written notice to the Company by any Holder;

                      (vi) default or defaults under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $10.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure by the Company or any of its Restricted Subsidiaries to pay principal of at least $10.0 million when due at the stated maturity of any such Indebtedness and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived within 10 days after the occurrence thereof;

                      (vii) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries in an amount of $10.0 million or more (net of any amounts covered by reputable and creditworthy insurance companies) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

                      (viii) the Company or any of its Significant Restricted Subsidiaries pursuant to or within the meaning of any Bankruptcy Law: (i) admits in writing its inability to pay its debts generally as they become due; (ii) commences a voluntary case or proceeding; (iii) consents to the entry of an order for relief against it in an involuntary case or proceeding; (iv) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it; (v) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (vi) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing;

                      (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding;
(ii) appoints a Custodian of the Company or any Significant Restricted Subsidiary for all or substantially all of its property; or (iii) orders the liquidation of the Company or any Significant Restricted Subsidiary; and in each case the order or decree remains unstayed and in effect for 60 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal, then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured; or

                      (x) other than as provided in or pursuant to any Guarantee, the Guarantee of any Guarantor that constitutes a Significant Restricted Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or found to be invalid or any Guarantor that is a Significant Restricted Subsidiary denies its liability under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of such Guarantee).

                  The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

                  (b) Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in clause (viii) or (ix) of Section 21(a) with respect to the Company) occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice in writing to the Company may declare the unpaid principal of and accrued interest to the date of acceleration on all outstanding Notes to be due and payable immediately and, upon any such declaration, such principal amount and accrued interest, notwithstanding anything contained in the Notes to the contrary, shall become immediately due and payable; provided, however, that so long as the Credit Facility shall be in full force, if an Event of Default shall have occurred and be continuing (other than an Event of Default specified in clause (viii) or (ix) of Section 21(a) with respect to the Company), the Notes shall not become due and payable until the earlier to occur of (x) five Business Days following delivery of a written notice by the Company of such acceleration of the Notes to the agent under the Credit Facility and (y) the acceleration (ipso facto or otherwise) of any Indebtedness under the Credit Facility.

                  If an Event of Default specified in clause (viii) or (ix) of
Section 21(a) with respect to the Company occurs, all unpaid principal of and accrued interest on the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of any Holder.

                  After a declaration of acceleration, but before a judgment or decree of the money due in respect of the Notes has been obtained, the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding by written notice to the Company may rescind an acceleration and its consequences if all existing Events of Default (other than the nonpayment of principal of and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

                  (c) Waiver of Past Default. Subject to Sections 22(f) and 21(d), prior to the declaration of acceleration of the Notes, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes by written notice to the Company may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in clauses (i), (ii) and (iii) of Section 21(a) or a Default in respect of any term or provision of the Notes that may not be amended or modified without the consent of each Holder affected as provided in Section 23(b). In case of any such waiver, the Company and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

                  Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of the Notes, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                  (d) Rights of Holders To Receive Payment. Notwithstanding any other provision of the Notes, but subject in any event to the provisions of Sections 4 and 20, the right of any Holder to receive payment of principal of or interest on a Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

                  (e) Undertaking for Costs. In any suit for the enforcement of any right or remedy under the Notes, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 21(e) shall not apply to a suit by a Holder or group of Holders of more than 10% in aggregate principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement or the payment of the principal or interest on any Notes on or after the respective due dates expressed in the Notes.

22.  The Notes.

                  (a) Execution. One Officer who shall have been duly authorized by all requisite corporate action shall sign the Notes for the Company by manual or facsimile signature.

                  (b) [Intentionally Omitted].

                  (c) Transfer; Exchange. When Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations of the same series, the Registrar or a co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or a co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall execute Notes at the Registrar's or co-Registrar's written request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. The Registrar or a co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to the provisions of the Notes, except the unredeemed portion of any Note being redeemed in part.

                  Prior to the registration of any transfer by a Holder as provided herein, the Company shall treat the person in whose name the Note is registered as the owner thereof for all purposes whether or not the Notes shall be overdue, and the Company shall not be affected by notice to the contrary.

                  (d) Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note if the Company's requirements for replacement of Notes are met. Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of the Company, to protect the Company from any loss which it may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of counsel.

                  Every replacement Note is an additional obligation of the Company.

                  (e) Outstanding Notes. Notes outstanding at any time are all the Notes that have been executed by the Company except those canceled by it, those delivered to it for cancellation and those described in this Section 22(e) as not outstanding. Subject to Section 22(g), a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

         If a Note is replaced pursuant to Section 22(d) (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 22(d).

         If on a Redemption Date, Purchase Date or the Final Maturity Date the Paying Agent holds money sufficient to pay all of the principal and interest due on the Notes payable on that date, and is not prohibited from paying such money to the Holders pursuant to the terms of the Notes, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

                  (f) [Intentionally Omitted].

                  (g) Cancellation. The Company at any time may deliver Notes to the Paying Agent or Registrar for cancellation. The Registrar or the Paying Agent, and no one else shall cancel, and at the written direction of the Company, dispose of and deliver evidence of such disposal of the Notes in accordance with its customary procedures. Subject to Section 22(d), the Company may not issue new Notes to replace Notes that it has paid or delivered to the Paying Agent for cancellation. If the Company or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are cancelled pursuant to this Section 22(g).

                  (h) Registrar and Paying Agent. The Company shall maintain an office or agency, which shall be in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (the "Registrar"), (b) Notes may be presented or surrendered for payment (the "Paying Agent") and (c) notices and demands in respect of the Notes may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-Registrars and one or more additional Paying Agents. The term "Paying Agent" includes any additional Paying Agent. Except as provided herein, the Company or any Guarantor may act as Paying Agent, Registrar or co-Registrar. The Paying Agent or Registrar may make reasonable rules for its functions.

                  (i) Paying Agent To Hold Assets in Trust. The Company shall require each Paying Agent to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes. If the Company, any Guarantor or any of their respective Affiliates acts as Paying Agent, it shall, on or before each due date of the principal of or interest on the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided.

                  (j) Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. Upon the request of any Holder, the Company shall provide to such Holder the most recent list available to it of the names and addresses of Holders.

                  (k) Deposit of Moneys. Prior to 10:00 a.m. New York City time on each Interest Payment Date, Redemption Date, Purchase Date and the Final Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Redemption Date, Purchase Date or Final Maturity Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Redemption Date, Purchase Date or Final Maturity Date, as the case may be.

                  (l) Paying Agent and Registrar. Initially, the Company will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Registrar.

                  (m) Unclaimed Funds. If funds for the payment of principal or interest remain unclaimed for two years, the Paying Agent will repay the funds to the Company at its written request. After that, all liability of the Paying Agent with respect to such funds shall cease.

23.  Amendment; Supplement; Waiver.

                  (a) Without Consent of Holders. The Company and the Guarantors, when authorized by a resolution of their respective Boards of Directors, may amend or supplement the Notes without notice to or consent of any
Holder: (i) to cure any ambiguity, defect or inconsistency; provided, however, that such amendment or supplement does not adversely affect the rights of any Holder; (ii) to effect the assumption by a successor Person of all obligations of the Company under the Notes in connection with any transaction complying with Sections 17 and 18; (iii) to make any change that would provide any additional benefit or rights to the Holders; (iv) to make any change that does not adversely affect the rights of any Holder under the Notes; (v) to evidence the succession of another Person to any Guarantor and the assumption by any such successor of the covenants of such Guarantor herein and in the Guarantee in connection with any transaction complying with Sections 17 and 18;
(vi) to add to the covenants of the Company or the Guarantors for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor; (vii) to secure the Notes pursuant to the requirements of Section 14 or otherwise; or (viii) to reflect the release of a Guarantor from its obligations with respect to its Guarantee in accordance with the provisions of Section 19(c) and to add a Guarantor pursuant to the requirements of Section 15.

                  (b) With the Consent of Holders. Subject to Section 21(d), the Company and the Guarantors, when authorized by a resolution of their respective Boards of Directors, may amend or supplement the Notes with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to Section 21(d), the Holders of a majority in principal amount of the outstanding Notes may waive compliance by the Company or any Guarantor with any provision of the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to
Section 21(c), may not:

                      (i) change the Stated Maturity of the principal of or any installment of interest on such Notes or alter the optional redemption or repurchase provisions of any Notes in a manner adverse to the Holders of the Notes;

                      (ii) reduce the principal amount of (or the premium) of any Note;

                      (iii) reduce the rate of or extend the time for payment of interest on any Note;

                      (iv) change the place or currency of payment of principal of (or premium) or interest on any Note;

                      (v) modify any provisions of Section 21(c) (other than to add sections of the Notes subject thereto) or 21(d) or this Section 23(b) (other than to add sections of Notes which may not be amended, supplemented or waived without the consent of each Holder affected);

                      (vi) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Notes or for waiver of any Default in respect thereof;

                      (vii) waive a Default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in Section 21(b) and a waiver of the payment default that resulted from such acceleration);

                      (viii) modify the ranking or priority of any Note or the Guarantee in respect thereof of any Guarantor or modify the definition of Senior Indebtedness or Guarantor Senior Indebtedness or amend or modify any of the provisions of Section 4 or Section 20 in any manner adverse to the Holders of the Notes;

                      (ix) release any Significant Restricted Subsidiary that is a Guarantor from any of its obligations under its Guarantee otherwise than in accordance with the Notes; or

                      (x) amend, change or modify in any material respect the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control or make and consummate an Offer to Purchase with respect to any Asset Sale that has been consummated or modify in any material respect any of the provisions or definitions with respect thereto;

         An amendment under this Section 23(b) may not make any change under
Section 4 or Section 20 hereof that adversely affects in any material respect the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, (or any group or representative thereof authorized to give a consent) shall have consented to such change.

         It shall not be necessary for the consent of the Holders under this
Section 23(b) to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

         After an amendment, supplement or waiver under this Section 23(b) becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

24.      Corporate Existence.

         Subject to Sections 17 and 18, the Company shall do or shall cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Restricted Subsidiary in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Company and the Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise, or the corporate existence of any Restricted Subsidiary, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole; provided, further, however, that a determination of the Board of Directors of the Company shall not be required in the event of a merger of one or more Wholly Owned Restricted Subsidiaries of the Company with or into another Wholly Owned Restricted Subsidiary of the Company or another Person, if the surviving Person is a Wholly Owned Restricted Subsidiary of the Company organized under the laws of the United States or a State thereof or of the District of Columbia or, in the case of a Foreign Restricted Subsidiary, the jurisdiction of incorporation or organization of such Foreign Restricted Subsidiary. This Section 24 shall not prohibit the Company from taking any other action otherwise permitted by, and made in accordance with, the provisions of this Note.

25.      Notice of Defaults.

                  (a) In the event that any Indebtedness of the Company or any of its Subsidiaries is declared due and payable before its maturity because of the occurrence of any default (or any event which, with notice or lapse of time, or both, would constitute such a default) under such Indebtedness, the Company shall promptly give written notice to each Holder of such declaration, the status of such default or event and what action the Company is taking or proposes to take with respect thereto.

                  (b) Upon becoming aware of any Default or Event of Default, the Company shall promptly deliver an officers' certificate to each Holder specifying the Default or Event of Default.

26.      Business Activities.

         The Company will not, and will not permit any Restricted Subsidiary to engage in any business other than the Permitted Business.

27.      Compliance Certificate.

         The Company shall deliver to each Holder within 120 days after the close of each fiscal year a certificate signed by the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company has been made under the supervision of the signing officers with a view to determining whether a Default or Event of Default has occurred and whether or not the signers know of any Default or Event of Default by the Company that occurred during such fiscal year. If they do know of such a Default or Event of Default, the certificate shall describe all such Defaults or Events of Default, their status and the action the Company is taking or proposes to take with respect thereto. The first certificate to be delivered by the Company pursuant to this Section 27 shall be for the fiscal year ending November 3, 2002.

28.      Provision of Financial Information.

         Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the financial statements and information required to be set forth under Item 303 of Regulation S-K ("MD&A") which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) transmit (or cause to be transmitted) by mail to all Holders, as their names and addresses appear in the Company's register, without cost to such Holders upon their request copies of the financial statements and MD&A which the Company is required to file with the SEC pursuant to the preceding sentence, or, if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any Holder. In addition, for so long as any Notes remain outstanding the Company will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

29.      No Recourse Against Others.

                  No director, officer, employee, incorporator, stockholder, general or limited partner or member, as such, of the Company or any of its Affiliates shall have any liability for any obligation of the Company or any of its Affiliates under the Notes or for any claim based on, in respect of or by reason of, such obligations or their creation. The Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

30.      [Intentionally Omitted].

31.      Notices.

                  Any notice or communication shall be sufficiently given if in writing and delivered in person, by facsimile and confirmed by overnight courier, or mailed by first-class mail addressed as follows:

                  if to the Company or to the Guarantors:

                  St. John Knits International, Incorporated
                  17422 Derian Avenue
                  Irvine, California  92714

                  Attention: Chief Financial Officer

                  Facsimile: (949) 223-3390
                  Telephone: (949) 863-1171

                  with a copy, which shall not constitute notice, to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017

                  Attention: Gary Horowitz, Esq.

                  Facsimile: (212) 455-2502
                  Telephone: (212) 455-2000

                  The Company may designate additional or different addresses for subsequent notices or communications.

                  Any notice or communication mailed, first-class, postage prepaid, to a Holder shall be mailed to him at his address as set forth on the Note register and shall be sufficiently given to him if so mailed within the time prescribed.

                  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

32.      Governing Law.

                  The laws of the State of New York shall govern the Notes without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

33.      Successors.

                  All agreements of the Company in the Notes shall bind its successor. Each Guarantor's Guarantee shall bind its successor.

34.      Severability.

                  In case any provision in the Notes or in the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

35.      Legal Holidays.

                  If a payment date is a not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue for the intervening period.

36.      Entire Agreement.

                  The Notes constitute the entire agreement between the Company, each Guarantor and the Holders pertaining to the subject matter herein, and supersede all prior and contemporaneous agreements, understandings, representations or other agreements between the parties in connection with the subject matter hereof. No waiver hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way rights arising as a result of such prior or subsequent occurrence.